EXECUTION COPY


                                                                    Exhibit 2.1




                            ASSET PURCHASE AGREEMENT
                                      among
                              United Propane, Inc.
                                 (as "United"),
                                Robert A. Pascal
                          (as "Shareholder" of United)
                                       and
                               INERGY PROPANE, LLC
                                  (as "Buyer")
                                 (June 30, 2003)










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                                TABLE OF CONTENTS

                                                                Page
                                                                ----

ARTICLE 1. DEFINITIONS............................................1

ARTICLE 2. PURCHASE AND SALE OF ASSETS............................5
      2.1  Assets.................................................5
      2.2  Excluded Assets........................................5

ARTICLE 3. PURCHASE PRICE; NONCOMPETITION PAYMENTS................5
      3.1  Aggregate Purchase Price...............................5
      3.2  Allocation of Purchase Price...........................6
      3.3  Noncompete Payments....................................7

ARTICLE 4. CLOSING................................................7
      4.1  Closing Date...........................................7
      4.2  Transfer of Assets.....................................7
      4.3  Payments by Buyer......................................7
      4.4  Inventory; Accounts Receivable.........................8
      4.5  Escrow.................................................9

ARTICLE 5. LIABILITIES NOT ASSUMED BY BUYER.......................9

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER AND
           SHAREHOLDER...........................................10
      6.1  Corporate Organization................................10
      6.2  Due Qualification.....................................10
      6.3  Authority; Binding Effect.............................10
      6.4  No Creation of Violation, Default, Breach
           or Encumbrance .......................................10
      6.5  No Present Default....................................11
      6.6  Approvals, Licenses and Authorizations................11
      6.7  Compliance With Law...................................12
      6.8  Financial Statements..................................12
      6.9  Absence of Certain Events.............................12
      6.10 Title to and Condition of Properties..................13
      6.11 Intangible Properties.................................15
      6.12 Contracts and Commitments.............................16
      6.13 Insurance.............................................17
      6.14 Tax Returns and Tax Audits............................17
      6.15 Books and Records.....................................18
      6.16 Substantial Customers and Suppliers...................18
      6.17 No Litigation, Adverse Events or Violations...........18
      6.18 Employee Benefit Plans; Labor Matters.................19
      6.19 Business Names........................................20
      6.20 Brokers and Finders...................................21
      6.21 Environmental.........................................21


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      6.22 Investment Representations............................22
      6.23 Disclosure............................................23

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER...............23
      7.1  Organization; Documentation...........................23
      7.2  Authority; Binding Effect.............................23
      7.3  No Creation of Violation, Default, Breach
           or Encumbrance .......................................23
      7.4  Brokers and Finders...................................24
      7.5  No Adverse Action.....................................24
      7.6  Approvals, Licenses and Authorizations................24
      7.7  MLP SEC Documents.....................................24
      7.8  MLP Securities........................................24

ARTICLE 8. ACCESS TO INFORMATION BY BUYER........................25
      8.1  Prior to Closing......................................25
      8.2  Public Information....................................25
      8.3  Confidentiality.......................................25

ARTICLE 9. COVENANTS OF THE PARTIES..............................26
      9.1  Actions Pending Closing...............................26
      9.2  Information...........................................27
      9.3  Further Assurances....................................27
      9.4  Compliance............................................27
      9.5  Delivery of Documents.................................28
      9.6  Bulk Transfer Laws....................................28
      9.7  Noncompetition, Registration Rights, Unitholder
           and Lease Agreements..................................28
      9.8  No Shop...............................................28
      9.9  Curtis Bay Rail Terminal..............................29
      9.10 Supplemental Information..............................29
      9.11 HSR Act...............................................29
      9.12 Employee Matters......................................30
      9.13 Profit Sharing Plan...................................30
      9.14 Health and Welfare Benefits...........................31
      9.15 Past Service Credit...................................31
      9.16 Employment Agreements.................................31
      9.17 Use of the "United Propane, Inc." Names...............31
      9.18 Payment of Liabilities................................31

ARTICLE 10.  CONDITIONS TO BUYER'S OBLIGATION TO CONSUMMATE THE
             TRANSACTION ........................................31
      10.1 Compliance with Agreement.............................32
      10.2 Representations and Warranties........................32
      10.3 Certificate...........................................32
      10.4 Corporate Authorization...............................32
      10.5 Opinion of Counsel....................................32
      10.6 Good Standing.........................................32
      10.7 Noncompetition, Lease, Unitholder, Registration
           Rights and Escrow Agreements..........................32

                                       ii
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      10.8  Tax Certificates......................................33
      10.9  Receipt...............................................33
      10.10 Instruments of Transfer...............................33
      10.11 No Litigation.........................................33
      10.12 Third Party Consents..................................33
      10.13 Satisfactory Due Diligence Results....................33
      10.14 No Adverse Event......................................33
      10.15 Proceedings Satisfactory..............................34
      10.16 Financing.............................................34
      10.17 Use of Names..........................................34
      10.18 HSR Act...............................................34

ARTICLE 11.   CONDITIONS TO SELLER'S AND SHAREHOLDER'S OBLIGATION
              TO CONSUMMATE THE TRANSACTION.......................34
      11.1  Compliance With Agreement.............................34
      11.2  Representations and Warranties........................34
      11.3  Certificate...........................................34
      11.4  Opinion of Counsel....................................35
      11.5  Third Party Consents..................................35
      11.6  Escrow Agreements.....................................35
      11.7  Lease Agreements......................................35
      11.8  Election of Shareholder to Board of Directors.........35
      11.9  No Litigation.........................................35
      11.10 Authorization.........................................35
      11.11 Noncompetition Agreements.............................35
      11.12 Registration Rights Agreement.........................35
      11.13 Unitholder Agreement..................................35
      11.14 No Adverse Event......................................35
      11.15 Proceedings Satisfactory..............................36
      11.16 HSR Act...............................................36

ARTICLE 12.   INDEMNIFICATION.....................................36
      12.1  United's and Shareholder's Indemnity..................36
      12.2  Buyer's Indemnity.....................................36
      12.3  Special Hazardous Substances Indemnity................37
      12.4  Procedure.............................................37
      12.5  Claims Against Escrow.................................39
      12.6  United's Indemnification Limitations..................39
      12.7  Buyer's Indemnification Limitations...................39
      12.8  Costs.................................................39

                                      iii

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ARTICLE 13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........40

ARTICLE 14.   EXPENSES............................................40

ARTICLE 15.   TERMINATION.........................................40
      15.1  Termination...........................................40
      15.2  No Liability..........................................41
      15.3  Notice................................................41

ARTICLE 16.   MISCELLANEOUS.......................................42
      16.1  Notices...............................................42
      16.2  Parties in Interest and Assignment....................42
      16.3  Modification..........................................43
      16.4  Waiver................................................43
      16.5  Entire Agreement......................................43
      16.6  Execution in Multiple Originals.......................43
      16.7  Headings..............................................43
      16.8  Invalid Provisions....................................43
      16.9  Governing Law.........................................43
      16.10 Gender................................................44
      16.11 Exhibits and Schedules................................44



Schedules:

      Schedule 2.1        Assets
      Schedule 2.1A       Real Property
      Schedule 2.1B       Leases of Real Property
      Schedule 2.1C       Propane Tanks, Propane Storage Tanks and Vehicles
      Schedule 2.1D       Leases of Propane Tanks, Propane Storage Tanks and
                          Vehicles
      Schedule 2.1F       Contracts and Other Agreements
      Schedule 2.1G       Intangible Property
      Schedule 2.1H       Memberships and Permits
      Schedule 2.1J       Patents and Trademarks
      Schedule 2.1K       Trade Secrets
      Schedule 2.2        Excluded Assets
      Schedule 3.1(d)     Reimbursable Capital Items
      Schedule 3.1(e)     Pre-Paid Sporting Tickets
      Schedule 3.2        Allocation of Purchase Price
      Schedule 6.1        Subsidiaries
      Schedule 6.2        Foreign Qualifications
      Schedule 6.4        United's Required Consents
      Schedule 6.5        Contracts in Default
      Schedule 6.6        Approvals, Licenses and Authorizations
      Schedule 6.7        Violations of Law
      Schedule 6.8(b)     United Propane's Accounting Protocol

                                     iv
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      Schedule 6.10A      Permitted Encumbrances
      Schedule 6.10B      Right to Use Agreements
      Schedule 6.12(c)    Discounts and Rebates
      Schedule 6.13       Insurance Policies
      Schedule 6.14(f)    Taxes Due
      Schedule 6.16       Substantial Customers and Suppliers
      Schedule 6.18(a)    Employee Benefit Plans
      Schedule 6.21       Hazardous Substances and Wastes
      Schedule 7.3        Buyer's Required Consents
      Schedule 9.12(a)    List of Employees
      Schedule 9.12(c)    Employment-Related Claims

Exhibits:

      Exhibit A           Form of Noncompetition Agreement
      Exhibit B           NOT USED
      Exhibit C           Form of Lease
      Exhibit C-1         Properties to be leased by Buyer
      Exhibit D           NOT USED
      Exhibit E           Opinion of United's Counsel
      Exhibit F           Opinion of Buyer's Counsel
      Exhibit G           Unitholder Agreement
      Exhibit H           Form of Escrow Agreement
      Exhibit I           NOT USED
      Exhibit J           Registration Rights Agreement

                            ASSET PURCHASE AGREEMENT
                            ------------------------

           THIS ASSET PURCHASE AGREEMENT is made and entered into this 30th day of June, 2003, by and among United Propane, Inc., a Delaware corporation (hereinafter referred to as "United"), Robert Pascal, shareholder of United (hereinafter referred to as "Shareholder"), and Inergy Propane, LLC, a Delaware limited liability company (hereinafter referred to as "Buyer"), and joined by Inergy L.P., a Delaware limited partnership, solely for the purposes of Sections 4.3, 6.22, 7.7, 7.8, 9.7, 10.7, 11.8, 11.10, 11.12, 11.13 and 11.14 hereof.

                                    RECITALS
                                    --------

           A. United desires to contribute to Buyer, and Buyer desires to acquire from United, substantially all of the assets of United used in United's retail propane business upon the terms and conditions hereinafter set forth.

           B. Shareholder, being the holder of all of the issued and outstanding capital stock of United, desires that United contribute to Buyer substantially all of the assets of United used in United's retail propane business upon the terms and conditions hereinafter set forth.

                                    AGREEMENT
                                    ---------

           In consideration of the above premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS
                            -----------------------

           In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise dictates, both for purposes of this Agreement and all Schedules and Exhibits hereto:

           "Accounts Receivable" shall have the meaning set forth in Section 3.1(c).

           "Accounts Receivable Payment" shall have the meaning set forth in
Section 4.4(b).

           "Accounts Receivable Estimate" shall have the meaning set forth in
Section 4.4(b).

           "Affiliate" shall mean "affiliate" and "associate" as such terms are defined in Rule 405 of the Securities Act of 1933.

           "Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, as amended from time to time by the parties hereto, together with all Schedules and Exhibits hereto.

           "Assets" shall mean the entire right, title and interest in and to all of the assets and properties owned or used by United, including without limitation, all of the assets and properties owned or used by United in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of United, including, without limitation, the assets and properties described on Schedule 2.1 hereto, but in no event shall "Assets" include the Excluded Assets.

           "Assumed Contracts" shall mean the Contracts and Other Agreements set forth on Schedule 2.1B, Schedule 2.1D and Schedule 2.1F.

           "Assumed Liabilities" shall have the meaning set forth in Section 4.2(b) hereof.

           "Balance Sheet" shall mean the balance sheet of United, dated June 30, 2002.

           "Balance Sheet Date" shall mean the date of the Balance Sheet of United.

           "Benefit Plans" shall have the meaning set forth in Section 6.18(a) hereof.

           "Business" shall mean the business of United with respect to the following: (i) marketing, distributing and selling propane gas on a retail basis; (ii) selling, servicing and installing parts, appliances and supplies related thereto on a retail basis; and which business is being acquired by Buyer pursuant to this Agreement at Closing.

           "Claim Notice" shall have the meaning set forth in Section 12.4 hereof.

           "Closing" shall mean the transfer by United to Buyer of the Assets and by Buyer to United of the consideration set forth herein and the consummation of the transactions contemplated by this Agreement.

           "Closing Date" shall be the time of the Closing established pursuant to Section 4.1 hereof.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Contracts and Other Agreements" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, express or implied, oral or written, whether or not enforceable.

           "Curtis Bay Rail Terminal" shall mean the assets, properties and rights used in United's wholesale propane rail terminal business located at Baltimore City, Maryland.

           "Customer Deposits" shall have the meaning set forth in Section 3.1(y) hereof.

           "Cut-Off Date" shall have the meaning set forth in Section 15.1(b) hereof.

           "Damages" shall have the meaning set forth in Section 12.1 hereof.

           "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper whatsoever.

           "ERISA" shall have the meaning set forth in Section 6.18 hereof.

           "Excluded Assets" shall mean the assets and properties described on
Schedule 2.2 hereof.

           "Facility" shall have the meaning set forth in Section 6.21(b) hereof.

           "GAAP" shall mean generally accepted accounting principles consistently applied.

           "Hazardous Substances" shall have the meaning set forth in Section 6.21(a) hereof.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Indemnified Party" shall have the meaning set forth in Section 12.4 hereof.

           "Indemnifying Party" shall have the meaning set forth in Section 12.4 hereof.

           "Inventory Estimate" shall have the meaning set forth in Section 4.4(a) hereof.

           "Inventory Payment" shall have the meaning set forth in Section 4.4(a) hereof.

           "Knowledge" shall mean, with respect to United, all facts and information which are either within the actual knowledge of Shareholder, Darshanna Patel, or Chip Garrett, or that would have been known to such persons in the exercise of reasonable care and after due inquiry.

           "Lien" shall mean any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever.

           "Material Adverse Effect" shall mean with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, with respect to United, any Damages in excess of One Hundred Thousand Dollars ($100,000.00).

           "Material Contract" shall mean and involve any Contracts and Other Agreements, if it involves, relates to or affects the Business or the Assets or both and if any one or more of the following applies: (i) it involves, or may reasonably be expected to involve, the payment or receipt of Fifty Thousand Dollars ($50,000.00) or more (whether in cash or in goods or services of an equivalent value) over its term, including renewal options, or Twenty Five Thousand Dollars ($25,000.00) during any one year or (ii) it imposes restrictions on the conduct of the Business in any material way, or (iii) it burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any real property owned or leased by United, or (iv) the present or prospective Business is dependent upon it in any material way.

           "MLP" means Inergy L.P., a Delaware limited partnership.

           "MLP Common Units" means the Common Units as defined in the MLP Partnership Agreement.

           "MLP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Inergy, L.P.

           "MLP SEC Documents" means (i) MLP's Registration Statement on Form S-3 (SEC File No. 333-101165), including the Prospectus, dated November 22, 2002, constituting a part thereof, (ii) MLP's annual report on Form 10-K for its fiscal year ended September 30, 2002, as amended to date; (iii) MLP's quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2002 and March 31, 2003, respectively; (iv) MLP's current reports on Form 8-K dated February 5, 2003, February 10, 2003, February 27, 2003, February 27, 2003, May 7, 2003 and
May 19, 2003, respectively; and (v) the description of the MLP Common Units contained in MLP's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 15, 2001, which is incorporated into that registration statement by reference to the description of the MLP Common Units set forth under the captions "Prospectus Summary," "Cash Distribution Policy," "Description of the Common Units," "The Partnership Agreement" and "Tax Considerations" in the Prospectus forming a part of MLP's Registration Statement on Form S-1 (Reg. No. 333-56976).

           "MLP Senior Subordinated Units" means those interests issued by the MLP pursuant to this Agreement having the same rights and obligations as those Senior Subordinated Units defined in the MLP Partnership Agreement.

           "Noncompetition Agreements" shall have the meaning set forth in
Section 3.3 hereof.

           "Notice Period" shall have the meaning set forth in Section 12.4 hereof.

           "Organizational Documents" of an entity shall mean, if a corporation, its articles of incorporation or certificate of incorporation, as the case may be, and Bylaws, and if a limited liability company, its certificate of formation and limited liability company agreement, and any other documents, agreements or instruments relating to the creation, formation, organization, governance or ownership of such entity.

           "Parts and Appliances Inventory" shall have the meaning set forth in
Section 3.1(b).

           "Permitted Encumbrances" shall have the meaning set forth in Section 6.10(a) hereof.

           "Person" means a natural person, partnership, limited partnership, corporation, limited liability company, trust, government, government agency and any other legal entity.

           "Propane Inventory" shall have the meaning set forth in Section 3.1(a) hereof.

           "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

           "Real Property" shall have the meaning set forth in Section 6.10(a) hereof.

           "Real Property Owners" shall have the meaning set forth in Section 6.10(a) hereof.

           "Release" shall have the meaning set forth in Section 6.21(a) hereof.

           "Reimbursable Capital Items" means new propane tanks, storage tanks and related labor charges, and bulk and service trucks. A list of Reimbursable Capital Items purchased by United between May 15, 2003 and the date hereof is set forth on Schedule 3.1(d).

           "Retained Liabilities" shall have the meaning set forth in Article 5 hereof.

           "SEC" shall mean the Securities and Exchange Commission.

           "Tax" or "Taxes" shall have the meaning set forth in Section 6.14(a) hereof.

                     ARTICLE 2. PURCHASE AND SALE OF ASSETS
                    ---------------------------------------

     2.1 Assets. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, at the Closing United shall validly contribute, assign, transfer, grant, bargain, deliver and convey the Assets, including, without limitation, the assets and properties described on Schedule
2.1 hereto, to Buyer (or to one or more of Buyer's designees).

     2.2 Excluded Assets. Described on Schedule 2.2 hereto are those assets and properties owned or used by United that are specifically not being purchased by or transferred to Buyer and are excluded from the Assets.

               ARTICLE 3.  PURCHASE PRICE; NONCOMPETITION PAYMENTS
               -------------------------------------------------

     3.1 Aggregate Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets is Forty Nine Million Nine Hundred Ninety Eight Thousand Dollars ($49,998,000.00), plus an amount equal to the sum of the following:

          (a) An amount equal to the value of the inventory of propane gas located in United's bulk storage tanks and trucks as of the close of business on the Closing Date with the amount of such inventory to be based upon a reading from the sight gauge located on such bulk storage tanks and trucks taken by United (with Buyer having observation rights) on the Closing Date and priced based upon the cost method for inventory regularly employed by United in its inventory accounting practices (the "Propane Inventory");

          (b) An amount equal to the value of the inventory of parts and appliances of United as of the close of business on the Closing Date, usable and saleable in the ordinary course of the Business of United, with the amount of such inventory to be based upon a physical inventory taken by United (with Buyer having observation rights) on June 30, 2003 and thereafter maintained by United throughout Closing Date in accordance with United's perpetual inventory method, with the value of such inventory at Closing to be based upon the cost method for inventory regularly employed by United in its inventory accounting practices (the "Parts and Appliances Inventory");

          (c) For the accounts receivable arising from the Business of United and owned by United, the amount of which shall be determined from the books and records of United by Buyer and United, as of the close of business on the Closing Date ("Accounts Receivable"):

               (i) An amount equal to ninety-five percent (95%) of the Accounts Receivable which have been due and payable for less than one hundred twenty (120) days prior to Closing Date;

               (ii) An amount equal to fifty percent (50%) of the Accounts
                    Receivable which have been due and payable for at least one hundred twenty (120) days but less than one hundred eighty
                    (180) days prior to the Closing Date; and

               (iii)No amount shall be payable for Accounts Receivable which are due and payable for one hundred eighty (180) days or more prior to the Closing Date;

          (d) An amount equal to the cost of all Reimbursable Capital Items purchased by United after May 15, 2003 and prior to the Closing Date; and

          (e) An amount equal to United's cost of sporting event tickets and related expenses listed on Schedule 3.1(e) for events subsequent to Closing Date.

minus an amount equal to the sum of the following:

               (y) An amount equal to the sum of the customer deposits and customer credits held by United on the Closing Date as determined by Buyer and United from the books and records of United on the Closing Date (the "Customer Deposits");

               (z) An amount equal to the property and ad valorem taxes (including personal property and inventory) with respect to the Assets that are required to be paid by Buyer subsequent to the Closing Date, which taxes relate, in whole or in part, to periods prior to the Closing Date. In the event the amount of any property or ad valorem tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year, and to the extent that such proration may be inaccurate, United and Buyer agree to make such payment to the other after the tax statements have been received which are necessary to allocate such taxes properly between United and Buyer on a pro rata basis as of the Closing Date.

     3.2 Allocation of Purchase Price. Buyer and United agree to allocate the Purchase Price to the Assets in the manner provided on Schedule 3.2 hereto.

     3.3 Noncompete Payments. At the Closing on the Closing Date, United and Shareholder will each enter into a noncompetition agreement with Buyer in the form of Exhibit A attached hereto (the "Noncompetition Agreements"), pursuant to which United will receive a total of One Thousand Dollars ($1,000.00) and Shareholder will receive a total of One Thousand Dollars ($1,000.00).

                               ARTICLE 4. CLOSING
                              -------------------

    4.1 Closing Date. The Closing shall take place on July 31, 2003 or such other date as the parties may agree upon, but in no event later than October 31, 2003 (herein called the "Closing Date"). The Closing shall take place at the offices of Saul Ewing LLP, 100 South Charles Street, Baltimore,MD, 21201, or such other place as the parties may agree upon.

     4.2 Transfer of Assets. At the Closing:

          (a) United shall contribute, transfer, assign, grant, bargain, deliver and convey to Buyer (or one or more of its designees) all right, title and interest in and to the United's Assets (other than all governmental licenses, permits and approvals to the extent not assignable by Buyer), free and clear of any and all Liens. The transactions contemplated by this
     Section 4.2(a) shall be effected or evidenced by delivery by United to Buyer of bills of sale, assignments, and other documents of transfer acceptable in form and substance to Buyer.

          (b) Buyer shall assume (i) the liabilities of United under the Assumed Contracts to which United is a party, (ii) the liabilities of United with respect to Customer Deposits, (iii) the liabilities of United with respect to accrued but unused vacation time and sick time to which employees of the United who are hired by Buyer will be entitled as of the Closing Date, (iv) the liabilities of United that are in the aggregate amount of Four Million Nine Hundred Ninety Eight Thousand Dollars ($4,998,000.00) plus an amount equal to the sum of the amounts calculated in Sections 3.1(d) and 3.1(e) above, minus an amount equal to the sum of the amounts calculated in Sections 3.1(y) and 3.1(z) above, which liabilities shall be identified by mutual agreement of United and Buyer at or prior to the Closing, and (v) such other liabilities of United as Buyer may agree in writing to assume prior to the Closing (collectively, the "Assumed Liabilities"). Such assumption of the Assumed Liabilities shall be effected or evidenced by delivery by Buyer to United of an appropriate written instrument or instruments of assumption acceptable in form and substance to United.



     The transfer of Assets and assumption of liabilities shall be effective as of the close of Business on the Closing Date.

     4.3 Payments by Buyer. Subject to the terms and conditions of this Agreement, Buyer shall make payments to United and the Shareholder, as follows:

          (a) At the Closing, delivering to United, certificates evidencing that number of MLP Common Units equal to $35,000,000.00 divided by the average closing price for MLP Common Units on the NASDAQ for the ten (10) trading days ending on the second trading day prior to the Closing Date.

          (b) At the Closing, delivering to United, a certificate evidencing that number of MLP Senior Subordinated Units equal to $10,000,000.00 divided by the average closing price for MLP Common Units on the NASDAQ for the ten (10) trading days ending on the second trading day prior to the Closing Date.

          (c) At the Closing, delivering to United cash in an aggregate amount of One Thousand Dollars ($1,000.00), and to Shareholder, cash in an aggregate amount of One Thousand Dollars ($1,000.00), as set forth in the Noncompetition Agreements;

          (d) At the Closing, assuming the Assumed Liabilities and only the Assumed Liabilities;

          (e) At the Closing, Buyer shall deliver to United cash equal to ninety percent (90%) of the Inventory Estimate (as defined in Section 4.4 below); and

          (f) At the Closing, Buyer shall deliver to United cash equal to ninety percent (90%) of the Accounts Receivable Estimate (as defined in Section
     4.4 below).

     Buyer shall be responsible for and agrees to pay when due all sales, use and transfer taxes arising out of the transfer of the Assets by United and the other transactions contemplated hereunder, which shall be Buyer's obligation.

        4.4   Inventory; Accounts Receivable.

          (a) No later than five (5) business days prior to the Closing, United shall deliver to Buyer a statement setting forth in reasonable detail United's reasonable estimate of the value of both the Propane Inventory and the Parts and Appliances Inventory that will be on hand at the time of Closing (the "Inventory Estimate"). No less than five (5) business days after the Closing, Buyer and United shall, mutually, calculate the amounts to be paid under Sections 3.1(a) and 3.1(b) for the Parts and Appliances Inventory and Propane Inventory (the "Inventory Payment"). If the Inventory Payment is more than ninety percent (90%) of the Inventory Estimate, then Buyer shall pay cash in an amount equal to such difference to United within five (5) business days after the Closing.If the Inventory Payment is less than ninety percent (90%) of the Inventory Estimate, then United shall pay cash in an amount equal to such difference to Buyer within five (5) business days after the Closing.

          (b) No later than five (5) business days prior to the Closing, United shall deliver to Buyer a statement setting forth in reasonable detail United's reasonable estimate of the value of the Accounts Receivable that will be on hand at the time of Closing (the "Accounts Receivable Estimate"). No less than five (5) business days after the Closing, Buyer and United shall, mutually, calculate the amount to be paid under Section 3.1(c) for the Accounts Receivable (the "Accounts Receivable Payment"). If the Accounts Receivable Payment is more than ninety percent (90%) of the Accounts Receivable Estimate, then Buyer shall pay cash in an amount equal to such difference to

     United within five (5) business days after the Closing. If the Accounts Receivable Payment is less than ninety percent (90%) of the Accounts Receivable Estimate, then United shall pay cash in an amount equal to such difference to Buyer within five (5) business days after the Closing.

     4.5 Escrow. At the Closing on the Closing Date, Buyer, United, and Shareholder agree to and shall enter into an Escrow Agreement with [Wells Fargo] Bank ("Escrow Agent"), in the form of Exhibit H attached hereto (the "Escrow Agreement"), pursuant to which Buyer will deposit into escrow MLP Senior Subordinated Units having a value of One Million Dollars ($1,000,000.00), with such sum to be available for the indemnification of the Buyer under this Agreement.

                  ARTICLE 5. LIABILITIES NOT ASSUMED BY BUYER
                  -------------------------------------------

     Anything in this Agreement to the contrary notwithstanding, United shall be responsible for all of its liabilities and obligations not hereby expressly assumed by Buyer (the "Retained Liabilities"), and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of United, except the Assumed Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume, or in any way be liable or responsible for, the following:

          (a) Any liability or obligation of United arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated, including, but not limited to, any tax liability so arising;

          (b) Any liability or obligation of United with respect to employment or consulting agreements, pension, profit-sharing, welfare or benefit plans, or amounts owing for commissions or compensation, termination, severance or other payments to present or former employees, officers, directors or shareholders of United, except with respect to accrued but unused vacation time and sick time to which employees hired by Buyer will be entitled as of the Closing Date;

          (c) Any liability (other than with respect to the Assumed Liabilities) to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the provisions of any Bulk Transfer Law or any similar statute as enacted in any jurisdiction, domestic or foreign;

          (d) Any liability or obligation under the Consolidated Omnibus Budget Reconciliation Act, as amended, and the Tax Reform Act of 1986, with respect to employees of United (whether salary, hourly or otherwise) who are not employed by Buyer in a position and at a base salary substantially equivalent to such employee's present position and base salary; or

          (e) Any liability with respect to any dispute, claim, complaint or legal action arising between Shareholder and United, in any way resulting from or claimed to be resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or otherwise.

      ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
      -------------------------------------------------------------------

          United and Shareholder hereby, jointly and severally, represent and warrant to Buyer and agree both as of the date hereof and as of the Closing Date as follows:

          6.1 Corporate Organization. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its Assets and to conduct its Business as and where such Business is now conducted. Except as described in Schedule 6.1 attached hereto, United has no subsidiary and does not hold any equity or other ownership interest in any other entity.

          6.2 Due Qualification. United is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its Business or of the properties owned or leased by it makes such qualification necessary, or where the failure to be so qualified would not have a Material Adverse Effect. A list of such jurisdictions is attached hereto as Schedule 6.2.

          6.3 Authority; Binding Effect. United and Shareholder each have the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by United and Shareholder of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance by United and Shareholder of their respective obligations to be performed hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers or directors of United in connection therewith. This Agreement constitutes, and when duly executed and delivered, all other agreements contemplated hereby to be entered into by it will constitute, the legal, valid, and binding obligations of United and Shareholder, enforceable against such parties in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

          6.4 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by United and Shareholder does not, and the consummation by such Person of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which such Person is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which such Person is subject, (ii) conflict with or violate any provision of the Organizational Documents of United, or (iii) assuming receipt of the consents set forth in Schedule 6.4 hereto, require the consent of any Person or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which United is entitled, under (A) any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease, sublease or license, in each case, to which United is a party, or (B) any governmental licenses, authorizations, permits, consents or approvals required for United to own, license or lease and operate its properties or to conduct its Business as presently conducted by it.

          6.5 No Present Default. Except as disclosed in Schedule 6.5 hereto, all Material Contracts to which United is a party are valid and in full force and effect and constitute legal, valid and binding obligations of United. Except as disclosed in Schedule 6.5 hereto, United is not in default under or in breach of any mortgage, indenture, note or other instrument or obligation for the payment of money or any Material Contract, and to the Knowledge of United, no other parties to any such mortgage, indenture, note, instrument, obligation or Material Contract is in default thereunder or in breach thereof; no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default by United or, to the Knowledge of United, by any such other party; no claim of default thereunder has been asserted or, to the Knowledge of United, threatened; and neither United nor, to the Knowledge of United, any other party thereto, is seeking the renegotiation thereof.

          6.6 Approvals, Licenses and Authorizations.

          (a) Except as may be required by the HSR Act, no (i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or
     (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, including, but not limited to, those such entities with regulatory, oversight or licensing authority in any way dealing with or touching upon trucking or the hauling of propane), and no filing, recording, publication or registration in any public office or any other place, in each case is, necessary on behalf of United (x) to authorize United's execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by United, (y) to authorize the consummation by United of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to United of any of the foregoing.

          (b) All licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all federal, state, local or foreign governmental or regulatory bodies required or necessary for United to carry on its Business (including, but not limited to, the business of trucking or the hauling of propane) as and where presently conducted by it have been duly obtained and are in full force and effect and are set forth truly, correctly and completely on Schedule 6.6 hereto. There are no proceedings pending or, to the Knowledge of United, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of any thereof.

     6.7 Compliance With Law. Except as set forth on Schedule 6.7 hereto, United is not in violation of any statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal, to which it or any of the Assets is subject in connection with the operation of the Business of United, the violation of which would have a Material Adverse Effect.

     6.8 Financial Statements.

          (a) United has delivered to Buyer the balance sheets of United as of the Balance Sheet Date and as of the date that is one year and two years prior to such Balance Sheet Date and the related statements of income, shareholder's equity and cash flows for each of the three fiscal years then ended, and the notes thereto, together with the compilation report of Gross, Mendelsohn & Associates, P.A., independent certified public accountants, thereon and the balance sheet of United as of May 31, 2003 and the related statements of income, shareholder's equity and cash flows for the eleven-month period ended on each such date.

          (b) The financial statements referred to in Section 6.8(a) above fairly present the financial position, results of operation and cash flows of United as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP, except as outlined on Schedule 6.8(b).

          (c) Except as set forth in the Balance Sheet or in the Schedules hereto, United has no (i) liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and except lease and other contract obligations and other obligations or liabilities which are disclosed in this Agreement or the Schedules hereto, and (ii) liabilities or obligations under any Benefit Plans except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and pursuant to the terms of the Benefit Plans described in Schedule 6.18(a).

     6.9 Absence of Certain Events. Since the Balance Sheet Date, the Business of United has been operated only in the ordinary and normal course of Business. Since the Balance Sheet Date:

          (a) There has not been any adverse change in the financial condition, Assets, liabilities, results of operations, Business, prospects or condition, financial or otherwise, of United and there has been no occurrence, circumstance or combination thereof which would reasonably be expected to result in any such adverse change thereto before or after the Closing Date;

          (b) There has not been any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets or the Business;

          (c) There has not been any increase or decrease in the compensation payable to or to become payable by United to any of the officers, key employees or agents of the Business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such officers, key employees or agents or any commission or bonus paid to any of such officers, key employees or agents;

          (d) United has not (i) incurred any obligation or liability or assumed, guaranteed, endorsed or otherwise become responsible for the liabilities or obligations of any other person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (ii) discharged or satisfied any Lien or paid any obligation or liability (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business;
     (iii) mortgaged, pledged, created or subjected to a Lien any of the Assets;
     (iv) sold, assigned, transferred, leased or otherwise disposed of any of the Assets, except in the ordinary course of business, or acquired any Assets or any interest therein except in the ordinary course of business;
     (v) amended, terminated, waived or released any rights or canceled any debt owing to or claim by United; (vi) transferred or granted any rights under any Contracts and Other Agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modified or changed any Material Contracts; or
     (viii) entered into any transaction, contract or commitment which by reason of its size or otherwise was material to the Business of United or financial condition of United or which was not in the ordinary course of United's Business as now conducted;

          (e) United has not terminated, discontinued, closed or disposed of any plant, facility or business operation related to the Business of United;

          (f) United has not made any investment of a capital nature affecting the Business except in the ordinary course of business and consistent with past business practices; and

          (g) There has not been any other event or condition of any character whatsoever which has had or may have a Material Adverse Effect on the Assets or Business of United.

          6.10 Title to and Condition of Properties.

          (a) Schedule 2.1A contains a true, correct and complete list of all Real Property related to the operation of the Business in which United has any interest, including an accurate and legally sufficient description of each property and the interests therein. Schedule 2.1B hereto contains a true, correct and complete list of all leases and subleases of real and mixed property related to the operation of the Business under which United is a lessor or lessee (true, accurate and complete copies of which have previously been delivered to Buyer). Schedule 2.1A and Schedule 2.1B each identifies the owner of each individual parcel of Real Property listed therein ("Real Property Owners") and indicates whether such Real Property Owner is United, Shareholder, or an Affiliate of United or Shareholder (reflecting therein how such Real Property Owner is an Affiliate of United or Shareholder) or a non-Affiliate of United. United has good, marketable and indefeasible fee simple title to all of the owned real properties described on

     Schedule 2.1A hereto, and good, marketable and indefeasible title to all the leasehold estates created by the leases and subleases described on Schedule 2.1B hereto (such real properties and leasehold estates collectively referred to herein as the "Real Property"), all free and clear of Liens, easements, restrictions and reservations except only for those matters set forth on Schedule 6.10A hereto (such matters hereinafter referred to as "Permitted Encumbrances"). Without limiting the generality of the foregoing, as to leasehold estates under the leases and subleases of Real Property, United has quiet and peaceable possession of each of the leased properties. All leases and subleases in which United is a lessor or sublessor are in full force and effect, there is no default or event of default thereunder and the rent thereunder has not been prepaid for more than a one-month period.

          (b) A true, correct and complete list of all propane tanks, propane storage tanks and vehicles which are owned or serviced by United and which have a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250.00) is included on Schedule 2.1C and a true, correct and complete list of all leases of personal property included in the Assets under which United is a lessee or lessor involving any propane tank, propane storage tank or any vehicle and which have a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250.00) is included on Schedule 2.1D (true, accurate and complete copies of which have previously been delivered to Buyer). All propane tanks used in the Business which have a capacity of at least one hundred twenty (120) gallons are under contract to customers or are physically located on the plant lot of United's retail locations. United has good and indefeasible title to (i) all of the personal property set forth on
     Schedule 2.1C and indicated as being owned by it, (ii) all of the Assets reflected in the financial statements of United, and (iii) all Assets purported to have been acquired by United after the date of such financial statements, free and clear of all Liens, except for such Assets disposed of in the usual and ordinary course of business consistent with past practices, and all of such Assets are in United's possession and control.

          (c) The conduct of the Business of United in the ordinary course is not dependent upon the right to use the property of others, except under valid and binding agreements identified on Schedule 6.10B hereto (true, accurate and complete copies of which have previously been delivered to Buyer). The Real Property and the improvements located thereon do not encroach upon any easements, rights of way or the property of others and there are no encroachments onto the Real Property from the property of others. The Assets include all utility connections, and the right to use the same, necessary for the conduct of the Business in the ordinary course and said utilities are available under public rights of way or easements benefiting the Real Property. All of the Real Property has both physical and legal access to an open and publicly-dedicated road.

          (d) United owns or has irrevocable rights to use and is transferring to Buyer hereunder all assets, property and rights as are necessary or useful for the conduct of Business as the Business has been conducted during at least the past two years, except for governmental licenses, permits and approvals to the extent not assignable to Buyer.

          (e) The Assets being transferred by United, including, but not limited to, the machinery, equipment (including automobiles, trucks and heavy machinery), furniture and fixtures are in good operating condition and repair and of an appropriate character suitable for the uses for which intended in the operation of the Business.

          (f) All inventories of United are of a quality and quantity usable and salable in the ordinary course of the Business and in any event are not in excess of projected requirements over the next twelve (12) months, and the values at which such inventories are carried on the books of account fairly represent the value thereof, are not in excess of realizable value, and reflect the normal inventory valuation policy of United.

          (g) The Accounts Receivable of United as shown on its books and records have arisen in the ordinary course of the Business, represent valid and enforceable obligations owed to United and are recorded as accounts receivable on the books of United in accordance with GAAP and said Accounts Receivable (billed and unbilled) of United (net of the reserve amount) will be fully paid in the ordinary course of Business.

          6.11 Intangible Properties.

          (a) Schedule 2.1J hereto contains a list of all patents and applications therefor, trademarks, trademark registrations and applications therefor, trade names, service marks, copyrights, copyright registrations and applications therefor, both foreign and domestic, owned, possessed, used or held by or licensed to United and related to the operation of the Business and United owns the entire right, title and interest in and to the same, together with the goodwill associated therewith. United has the right to use and is transferring to Buyer the unrestricted right to use trade secrets, know-how, formulae, technical processes and information, manufacturing, testing and operating techniques and procedures, all engineering data and plans and all other data and information used by United in the Business or which is necessary for the Business as now conducted. None of the items in the categories listed in the preceding sentence of this Section 6.11 are subject to any pending or threatened challenge or infringement, and no impediment exists as to United's exclusive ownership and use or validity of any such item. The foregoing constitutes all information necessary to permit the conduct from and after the Closing Date of the Business, as such Business is and has normally been conducted. All acts necessary under all provisions of applicable law to protect the items listed on Schedule 2.1J, including, without limitation, the filing of required affidavits of use and incontestability, applications for renewals of registrations and notice of registration, have been taken by United. All licenses granted to United by others which are essential or useful to any part of the Business are assignable to Buyer without consent of or notice to any person, without change in the terms or provisions thereof and without premium. United has not infringed any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration, trade secret or any other proprietary or intellectual property right of any party in connection with the operation of the Business. United has not given any indemnification for patent, trademark, service mark or copyright infringements.

          (b) Schedule 2.1K hereto contains a list of United's trade secrets related to the operation of the Business.

          6.12  Contracts and Commitments.

               (a) To the extent not listed on Schedule 2.1B or Schedule 2.1D,

          Schedule 2.1F hereto lists all Material Contracts related to the operation of the Business to which United is a party or by which it or any of its assets or properties are bound (true and correct copies, each of which have been previously delivered to Buyer). Each Material Contract (whether disclosed on Schedule 2.1B, Schedule 2.1D,
          Schedule 2.1F or otherwise) is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof. Except as expressly set forth on Schedule 2.1F, (i) there exists no material default or claim thereof by any party to any Material Contract, (ii) there are no facts or conditions which, if continued or noticed, would result in a default having a Material Adverse Effect under any Material Contract,
          (iii) United has not received any notice that any person intends to cancel, modify or terminate any Material Contract, or to exercise or not to exercise any options thereunder, (iv) United has not given any notice of cancellation, modification or termination of any Material Contract or of exercise or non-exercise of any options thereunder, (v) each Material Contract is a valid and binding agreement enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and (vi) no consent or approval of the other parties to any Material Contract or any person pursuant to any Material Contract is required for the consummation of the transactions contemplated herein except as set forth on said Schedule, all of which have been obtained and are in full force and effect.

               (b) United is not a party to any contract for goods or services or any lease with any officer, director, shareholder, employee or agent of United or any Affiliate of any such person.

               (c) No purchase or sale commitments by United are in excess of the normal, ordinary and usual requirements of the Business; United has no outstanding power of attorney to any person, firm or corporation for any purpose whatsoever; United is not restricted by law or agreement from carrying on the Business anywhere in the world; no officer, director, shareholder or Affiliate of United has any financial interest, direct or indirect, in United's supplier s or customers; except as set forth on Schedule 6.12(c) hereto, United grants no discounts or rebates to its customers.

               (d) United has not made any other contract or agreement or granted any option to contribute or otherwise transfer all or a significant part of the capital stock or Assets of United.

               (e) The Customer Deposits (as defined in Section 3.1(y)) are all amounts owed to customers of United as a result of amounts held by United as a customer deposit.

               6.13 Insurance. A list of all policies of insurance and bonds of any type presently in force (including without limitation all occurrence based policies which provide coverage for events occurring in any of the five years prior to the date hereof) with respect to the Business, including, without limitation, those covering product liability claims and the Assets and operations, are set forth on
          Schedule 6.13 hereto. Such policies and bonds (a) provide coverage in such amounts, and against such losses and risks, as maintained by comparable businesses exercising prudent business practices to provide for the protection of the Business and Assets, and (b) will be maintained in effect up to and including the Closing Date. United will use its best efforts to obtain at Buyer's expense any additional insurance coverage which Buyer reasonably may request United to carry until and including the Closing Date. United will at the written request of Buyer cause the policies of insurance against fire and other casualty to property to be endorsed so as to include Buyer as a party insured thereunder as its interest may appear.

               6.14 Tax Returns and Tax Audits.

               (a) United has filed with all appropriate governmental agencies all Tax or information returns and Tax reports required to be filed. All such returns and reports as are based on income have been prepared on the same basis as those of previous years; and all federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, ad valorem, employment or other taxes ("Tax" or "Taxes") of United, and all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority with respect to the foregoing have been fully paid.

               (b) United has made adequate accruals for the payment of all Taxes payable in respect of the period subsequent to the last period for which such taxes were paid, and, to the Knowledge of United, United has no liability for such taxes in excess of the amounts so paid or accruals so made.

               (c) United is not a party to any pending action or proceeding, nor, to the Knowledge of United, is any action or proceeding threatened or contemplated by any governmental authority for assessment or collection of Taxes or any other governmental charges, and no claim for assessment or collection of Taxes or any other governmental charges has been asserted against United, nor, to the Knowledge of United, is the assertion of any such claim pending or contemplated nor is there any basis for any such claim. To the Knowledge of United, there have been no reports prepared by any agent of the Internal Revenue Service with respect to any Tax matter involving United.

               (d) United is not or has not been required to file any Tax returns with, or pay any Taxes to, any foreign countries or political subdivisions thereof. United does not have in effect any powers of attorney with respect to any Tax matters involving it. At no time has a consent been filed by United to have the provisions of section 341(f)(2) of the Code apply, nor has any agreement under section 341(f)(3) been filed by United.

               (e) United agrees to provide to Buyer such other Tax information with respect to the Business or the Assets as Buyer may reasonably request.

               (f) There are no Taxes, fees or governmental charges (including without limitation sales taxes) payable by United, the Shareholder or Buyer to any state, city or subdivision of either thereof as a result of the sale of the Assets and the Business to Buyer, other than those taxes listed in Schedule 6.14(f) hereto.

               6.15 Books and Records.

               (a) The books, records and accounts of United (i) are in all respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets by United, and (iv) accurately and fairly reflect the depreciation associated with such Assets.

               (b) United has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
          (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for the assets of United.

     6.16 Substantial Customers and Suppliers. Schedule 6.16 hereto sets forth a true and complete list of the ten (10) largest suppliers to the Business on the basis of cost) of goods (including propane gas) or services purchased during the twelve months ended April 30, 2002 and 2003, as well as the dollar amounts of such goods or services purchased during such year. Schedule 6.16 hereto alsosets forth a true and complete list of the ten (10) largest customers of the Business (in terms of sales) during the twelve months ended April 30, 2002 and 2003, as well as the dollar amounts of such sales during such year. Except to the extent set forth in Schedule 6.16, since April 30, 2003, no such supplier or customer has ceased or reduced its sales to or purchases from United, or given notice of an intention to cease or reduce such sales or purchases.

     6.17 No Litigation, Adverse Events or Violations. There is no action, suit, claim or legal, administrative, arbitration, condemnation or other proceeding or governmental investigation or examination or any change in any zoning or building ordinance affecting any of the Assets, pending or, to the Knowledge of United, threatened or injunction or orders entered, pending or threatened against United or any business, properties or assets of United, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to result in (i) a Material Adverse Effect or (ii) materially and adversely affect the consummation of the transactions contemplated by this Agreement and there is no state of facts currently existing on which any of the foregoing might be based. United is not in violation of, any applicable federal, state, local or foreign law, ordinance (including any zoning or building ordinance), regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to it, to any of the Assets or the Business, except where such violation would not give rise to a Material Adverse Effect.

     6.18 Employee Benefit Plans; Labor Matters.

          (a) Schedule 6.18(a) sets forth a true and complete list of any and all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which United is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, sick pay, severance or termination pay, employment agreement, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or former directors of United are entitled to participate by reason of their current or prior employment, or current or former directorship, with United, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) to which United is a party or a sponsor or a fiduciary thereof or (ii) with respect to which United has made payments, contributions or commitments, or may otherwise have any liability (collectively, the "Benefit Plans"). With respect to the Benefit Plans, individually and in the aggregate, United has made available to Buyer, a true and correct copy of (a) the most recent annual report (Form
     5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

          (b) The Benefit Plans have been operated and administered by United in material compliance with all applicable laws relating to employment or labor matters including ERISA and the Code. With respect to the Benefit Plans, no event has occurred which would subject United to liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation. With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of Section 406 of ERISA or
     Section 4975 of the Code which would result in liability to United, and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the Knowledge of United, threatened.

          (c) All contributions to and payments under any Benefit Plan required in respect of periods ending on or before the Closing Date have been made by United before the Closing Date. Except as may be required to comply with
     Section 9.14 of this Agreement, there is no agreement, contract or understanding between United, on the one hand, and any employee, participant, labor union, collective bargaining unit or other person or entity, on the other hand, that requires or may require any amendment to any of the Benefit Plans.

          (d) Each Benefit Plan that is intended to be tax qualified under
     Section 401(a) of the Code is tax qualified and each such Benefit Plan has received, or application has been made for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the Plan are tax exempt under Section 501(a) of the Code. Each Benefit Plan that is funded with a trust that is intended to be tax-exempt under Section 501(c)(9) of the Code is exempt from taxation and each such trust has received a letter from the IRS stating that the trust meets the requirements of the Code for tax-exempt status, within the immediately preceding three-year period.

          (e) United, and any entity which together with United could be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or
     (o) of the Code, does not now maintain or contribute to and, within the immediately preceding three-year period, has not maintained or contributed to, any defined plan that is (i) a defined benefit plan within the meaning of Section 3(35) of ERISA or (ii) subject to the requirements of Title IV of ERISA.

          (f) United is not a party to any collective bargaining or other labor union contract. There is no pending or threatened union organizational effort, labor dispute, strike or work stoppage relating to employees of United and none has occurred within the immediately preceding five (5)-year period. United, and any representative or employee of United, has not committed any unfair labor practice in connection with the operation of the Business of United, and there is no pending or threatened charge or complaint against United by the National Labor Relations Board or any comparable state agency. United is in compliance with all applicable laws respecting employment, wages, hours, safety and health and other terms and conditions of employment. United has not experienced a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.ss.ss. 2101 et seq. ("WARN") within the immediately preceding three-year period.

          (g) There are no written or oral employment agreements, employment contracts or understandings relating to employment (other than ordinary course arrangements for "at-will" employment) to which United is a party (excluding any such agreements, contracts or understandings listed in Schedule 6.18(a) hereto).

          (h) Except as may be required to comply with Section 9.14 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or increase in compensation, benefits or rights or otherwise) becoming due from United to any of its employees, former employees, directors or former directors, nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due to any such person. As a direct or indirect result of the consummation of the transactions contemplated hereby, United will not be obligated to make a payment to any person that would not be deductible as a result of the application of Section 280G of the Code.

          6.19 Business Names. United does not do business in any state or country under any name other than "United Propane, Incorporated" or "United Propane, Inc."

          6.20 Brokers and Finders. No broker or finder has acted for United or Shareholder in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by United or Shareholder.

          6.21 Environmental.

          (a) There has not been, as of the date hereof, any "Release" (as defined in 42 U.S.C. ss. 9601(22)) or threat of a Release of any "Hazardous Substances" (as defined in 42 U.S.C. ss. 9601(14)) or oil, gasoline or other petroleum related products on or about any of the Real Property.

          (b) United has no contract or agreement and has not otherwise arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of Hazardous Substances at any "Facility" (as defined in 42 U.S.C. ss. 9601(9)) owned or operated by another Person.

          (c) United has not accepted any Hazardous Substances for transport to disposal or treatment facilities or sites selected by United.

          (d) The Real Property and the use thereof is in compliance with and United is in compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority (federal, state or local) relating to environmental protection, underground storage tanks, toxic waste, hazardous waste, oil or hazardous substance handling, treatment, storage, disposal or transportation, or arranging therefor, respecting any products or materials previously or now located, delivered to or in transit to or from the Real Property, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986.

          (e) Schedule 6.21 attached hereto is a true, correct and complete list of all Hazardous Substances used or generated by United in the conduct of the Business since January 1, 1970, and a list of the methods used by United and any predecessor (including a list of past and present disposal and reclamation sites) to dispose thereof.

          (f) The past disposal practices relating to Hazardous Substances of United (and its predecessors, if any) have been accomplished in accordance with all applicable laws, rules, regulations and ordinances.

          (g) United has not been notified of nor is there any basis for any potential liability of United with respect to the clean-up of any waste disposal site or facility. United has no information to the effect that any site at which United has disposed of Hazardous Substances or oil has been or is under investigation by any local, state or federal governmental body, authority or agency.

          (h) United has not received any notification of releases of Hazardous Substances or oil from any governmental or quasi-governmental agency.

          6.22 Investment Representations.

          (a) United and Shareholder have each reviewed the MLP SEC Documents and recognize that an investment in MLP involves significant risks, including those set forth under the caption "Risk Factors" in the Prospectus, dated November 22, 2002, of MLP. United and Shareholder have each been furnished any information relating to MLP and its Affiliates, their respective business and financial condition, the MLP Common Units and the MLP Senior Subordinated Units and any other matter requested by United and have been afforded the opportunity to ask questions and receive answers concerning MLP and to obtain any additional information which MLP possesses or can acquire without unreasonable effort or expense. United and Shareholder have each been furnished access to any and all other information that is material to United, Shareholder's or a reasonable investor's decision to acquire the MLP Common Units and the MLP Senior Subordinated Units.

          (b) United and Shareholder are each an "accredited investor" under Regulation D of the SEC.

          (c) The MLP Common Units and the MLP Senior Subordinated Units are being acquired (i) solely for United's own account and not as nominee or agent or otherwise on behalf of any other person, and (ii) not with a view to or with any present intention to reoffer, resell, fractionalize, assign, grant any participating interest in, or otherwise distribute the MLP Units in violation of the Securities Act of 1933, as amended.

          (d) United agrees that the certificates evidencing the MLP Common Units and the MLP Senior Subordinated Units acquired by United shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

           The Units represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws. These Units have been acquired for investment and not with a view to distribution or resale, and may not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, without an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to Inergy, L.P. that such registration is not required with respect to the proposed disposition thereof and that such disposition will not cause the loss of the exemption(s) upon which Inergy relied in transferring these Units to the original purchaser thereof.

      United agrees that a stop transfer order shall be placed on the transfer books maintained with respect to the MLP Common Units and the MLP Senior Subordinated Units which give effect to the foregoing restrictive legend. Buyer agrees that such stop transfer order will be removed on any MLP Common Units or MLP Senior Subordinated Units sold pursuant to an effective registration statement under the Securities Act of 1933.

          6.23 Disclosure. To the Knowledge of United, none of the financial statements referred to in Section 6.8 above, or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Buyer in connection with this Agreement or the transactions contemplated hereby, or any written statement, certificate or other document furnished to Buyer in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

               ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER
              ----------------------------------------------------

     Buyer represents and warrants to United and Shareholder, both as of the date hereof and as of the Closing Date, as follows:

     7.1 Organization; Documentation. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority and all licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it.

     7.2 Authority; Binding Effect. Buyer has the power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance by Buyer of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary action by Buyer, and no further approvals are required by the members of Buyer in connection therewith. This Agreement constitutes, and when duly executed and delivered by Buyer, all other agreements contemplated hereby to be entered into by it will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

     7.3 No Creation of Violation, Default, Breach or Encumbrance. The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Organizational Documents of Buyer; (ii) assuming receipt of the consents set forth in Schedule 7.3 hereto, require the consent of any person or entity or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which Buyer is a party, which could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; or (iii) violate

(A) any statute, rule or regulation to which Buyer is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which Buyer is subject.

     7.4 Brokers and Finders. No broker or finder has acted for Buyer in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Buyer.

     7.5 No Adverse Action. There are no actions, suits, claims or legal, administrative, arbitration or other proceedings or governmental investigations or examinations pending or threatened or injunctions or orders entered, pending or threatened against Buyer or its business, property or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages which if decided adversely would adversely affect the ability of Buyer to consummate the transactions provided for in this Agreement.

     7.6 Approvals, Licenses and Authorizations. Except as may be required by the HSR Act, no (i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; and no filing, recording, publication or registration in any public office or any other place in each case is now, or under existing law in the future will be, necessary on behalf of Buyer to authorize either the execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by it and the consummation by it of the transactions contemplated hereby or thereby, or for the legality, validity, binding effect or enforceability of any thereof.

     7.7 MLP SEC Documents. None of the SEC Documents or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to United in connection with this Agreement or the transactions contemplated hereby, or any written statement, certificate or other document furnished to United in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

     7.8 MLP Securities. The MLP Common Units and the MLP Senior Subordinated Units to be issued to United pursuant to this Agreement, and any MLP Common Units issued upon conversion of the MLP Senior Subordinated Units to be issued to United pursuant to this Agreement will, when issued, be duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities laws and except for those imposed pursuant to the Unitholder Agreement attached hereto as Exhibit G. All such Units shall be issued to United free and clear of all liens, claims and encumbrances of third parties, other than those liens, claims and encumbrances which have been created by United or which have been provided for in the

Escrow Agreement. All MLP Common Units issued to United shall, when issued, be approved for listing on NASDAQ and any other securities exchange on which MLP Common Units are then listed.

                   ARTICLE 8. ACCESS TO INFORMATION BY BUYER
                   ------------------------------------------

     8.1 Prior to Closing. Until the Closing, United will furnish Buyer, its members, officers, employees, accountants, attorneys, representatives and agents, with all financial, operating, engineering and other data and information concerning the Business and the Assets as Buyer shall from time to time reasonably request and will accord Buyer or its authorized representatives access, during normal business hours and subject to minimal disruption of United's operations, to the Assets and United's books, records, contracts and documents (including tax returns filed and those in preparation) and will give such persons the opportunity to ask questions of, and receive answers from, appropriate representatives of United with respect to the Business and the Assets. Buyer and its authorized representatives shall have the right to conduct a Phase I environmental study with respect to Real Property, if deemed necessary in due diligence reviews, by a consultant selected by Buyer and reasonably satisfactory to United. No investigations by Buyer, or its members, employees, accountants, attorneys, representatives or agents, shall reduce or otherwise affect the obligation or liability of United with respect to any representations, warranties, covenants or agreements made herein or in any other certificate, instrument, agreement or document executed and delivered in connection with this Agreement.

     8.2 Public Information. Except as may be required by law, until the Closing or termination of this Agreement, United shall consult with Buyer and Buyer shall consult with United with respect to the content of any communications to be made to employees, customers, suppliers and others having dealings with United as well as communications made to the public and to the form and content of any application or report to be made to any judicial or regulatory authority or other governmental authority which relates to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer may make such press releases and public disclosures as Buyer may deem necessary or appropriate to comply with state and Federal securities laws after consultation with United.

     8.3 Confidentiality. All information disclosed by any party to this Agreement to the other party shall be kept confidential by such receiving party and shall not be used by such receiving party other than as herein contemplated or required by court order, except to the extent that such information was known by such receiving party when received or hereafter becomes legally obtainable from other sources or to the extent such duty as to confidentiality is waived by the other party. In the event of termination of this Agreement, each party hereto shall return, upon request, to the other parties, all documents (and reproductions thereof) received from such other parties (and in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this
Section 8.3.

                      ARTICLE 9. COVENANTS OF THE PARTIES
                      ------------------------------------

     9.1 Actions Pending Closing. From the date hereof to the Closing, except as contemplated by this Agreement, United and Shareholder each hereby represent, warrant, covenant and agree that, unless the prior written consent of Buyer is obtained, United and Shareholder will not take any action which would result in a violation of any of the following proscriptions:

          (a) The Business will be carried on diligently and in the usual, regular and ordinary manner and United will use commercially reasonable best efforts to preserve its present business organization intact, keep available the services of its present officers and employees and preserve its present relationships with Persons having business dealings with it, all solely as the same relates to the Business, and shall not make or institute any methods of manufacture, purchase, sale, lease, management, accounting or operation in or affecting the Business which are not usual and customary in the industry and consistent with United's past practices;

          (b) United will not increase or decrease the compensation payable or to become payable to any officer or employee, or make any change in any insurance, pension or other employee benefit plan nor pay any commission or bonus to any of such officers or employees;

          (c) United will not make any change in its sales, credit or collection terms and conditions insofar as the same relates to its Business;

          (d) United will not (i) incur any obligation or liability or assume, guarantee, endorse or otherwise become responsible for the liabilities or obligations of any other person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (ii) discharge or satisfy any Lien or pay any obligation or liability (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business; (iii) mortgage, pledge, create or subject to a Lien any of the Assets; (iv) contribute, assign, transfer, lease or otherwise dispose of any of the Assets, except in the ordinary course of business, or acquire any assets or any interest therein except in the ordinary course of business; (v) amend, terminate, waive or release any rights or cancel any debt owing to or claim by United;
     (vi) transfer or grant any rights under any Contracts and Other Agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modify or change any Material Contracts; or (viii) enter into any transaction, contract or commitment which by reason of its size or otherwise is material to the Business or financial condition or which is not in the ordinary course of the Business as now conducted;

          (e) All tangible Assets of United will be used, operated, maintained and repaired in a manner consistent with past practices;

               (f) United will not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach by it of any Material Contract;

               (g) United will not make any material capital investment, other than purchasing a Reimbursable Capital Item, which affects the Business without the prior written consent of Buyer;

               (h) United will not permit any insurance policy naming it as a beneficiary or a loss payable payee and relating to the Assets or Business to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination, cancellation, or modification replacement policies providing substantially the same coverage are in full force and effect;

               (i) United will pay when due or otherwise in the ordinary course consistent with past practices each of the following: (i) any trade accounts payable, (ii) any payments required by any indentures, mortgages, financing agreements, loan agreements or similar agreements or (iii) taxes of whatever kind or nature or payments related thereto (including, without limitation, estimated payments and withholding remittances), unless the amount or applicability of such tax is being challenged by United; and

               (j) United will maintain its books, accounts and records in a manner and on a basis consistent with prior years.

     9.2 Information. From the date hereof to the Closing, United and Shareholder will promptly inform Buyer in writing of any litigation commenced against them or either of them in respect of (a) the transactions contemplated by this Agreement or (b) the Assets or Business.

     9.3 Further Assurances. At Closing or thereafter, United shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Assets and Business to Buyer and the consummation of the matters contemplated by this Agreement.

     9.4 Compliance. From the date hereof to the Closing, except as contemplated by this Agreement, United and Shareholder each hereby agree to use commercially reasonable best efforts to:

          (a) cause all obligations imposed upon United or Shareholder in this Agreement to be duly complied with, and cause all conditions precedent to such obligations to be satisfied prior to the Cut-Off Date; and

          (b) obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses necessary to the consummation of the transactions contemplated by this Agreement.

     9.5 Delivery of Documents. At or prior to the Closing, United shall deliver to Buyer all keys to any improvements located on any of the Real Property of United, all Documents and Other Papers related to the operation of the Business or the Assets, including without limitation all files relating to the receivables and payables (whether current or past), original certificates of letter patent, trademarks and copyrights, and hard copies of any books or records or Documents and Other Papers or information and data relating to the operation of the Business or the Assets stored on any electronic media, including computers.

     9.6 Bulk Transfer Laws. The parties hereto each waives compliance by the others with the provisions of any statute of any state or jurisdiction regulating bulk sales or transfers which may be applicable to the sale of the Assets. United agrees that it will, so far as is practicable, apply so much of the Purchase Price it receives under this Agreement as may be necessary to pay United's Retained Liabilities which are then known to exist and to be due. United hereby agrees to indemnify and hold Buyer and its members, officers, employees, agents, representatives, successors and assigns harmless from and against any and all losses, claims, damages, expenses and liabilities (including legal fees and expenses) to which Buyer may become subject pursuant to the bulk transfer provisions of the Uniform Commercial Code of any bulk transfer or sale statute with regard to the sale of the Assets contemplated by this Agreement.

     9.7 Noncompetition, Registration Rights, Unitholder and Lease Agreements.

          (a) Buyer, Shareholder and United agree to enter into the Noncompetition Agreements in the form attached hereto as Exhibit A at or prior to Closing.

          (b) United, MLP and Shareholder agree to enter into the Registration Rights Agreement in the form attached hereto as Exhibit J at or prior to Closing.

          (c) United and MLP agree to enter into a Unitholder Agreement in the form attached hereto as Exhibit G at or prior to Closing, with respect to that portion of MLP Common Units designated therein.

          (d) United agrees to enter into, and United and Shareholder agree to and shall cause each other Real Property Owner, except those Real Property Owners which are not Affiliates of United or Shareholder, to enter into, a Lease Agreement in the form attached hereto as Exhibit C with Buyer on each parcel of Real Property, with each such Base Rent (as defined in Exhibit C) as is set forth on Exhibit C-1 attached to Exhibit C.
     Each Lease Agreement provides that the Buyer shall have the right of first refusal on any sale of the underlying Real Property. Shareholder agrees that he will guarantee the obligations of the Real Property Owners under each Lease Agreement entered into pursuant to this Agreement.

          9.8 No Shop. United and Shareholder each agree that, from the date hereof and until the first to occur of the Closing or the termination of this Agreement in accordance with Article 15, United, each of its officers and directors and Shareholder will not, and United and Shareholder will direct and use their best efforts to cause each of their respective representatives to not, initiate, solicit, encourage or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to Shareholder) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, United (any such proposal or offer being an "Acquisition Proposal") or provide any Confidential Information respecting United or Buyer or any affiliate of Buyer to, or engage in any activities or have any discussions or negotiations with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. United and Shareholder will: (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform such persons of the obligations undertaken in this Section 9.8; and (b) notify the Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, United or Shareholder.

     9.9 Curtis Bay Rail Terminal. United, Shareholder and Buyer agree that, between the date hereof and the Closing Date, they will enter into good faith negotiations respecting the terms of a lease or other agreement whereby the Buyer would lease all equipment, land, propane gas, and other things necessary from the operator of the Curtis Bay Rail Terminal, subject to any rights of third parties having agreements with respect thereto.

     9.10 Supplemental Information. United and Shareholder each agree that such party has the obligation until the Closing to provide Buyer with such additional information ("Supplemental Information") in the form of (a) amendments to then existing Schedules or (b) additional Schedules, as would be necessary to make such parties' representations and warranties true and correct as of the Closing. For purposes only of determining whether the conditions to the obligations of Buyer have been satisfied, the Schedules to this Agreement as of the Closing Date will be deemed to be the Schedules to this Agreement as of the date hereof as amended or supplemented by the Supplemental Information provided to Buyer prior to the Closing pursuant to this Section 9.10. If the Supplemental Information so provided discloses information which has had or is likely to have in the future a Material Adverse Effect on the Business or Assets, Buyer will be entitled to terminate this Agreement by notice to United and Shareholder. In the event information first disclosed in the Supplemental Information was known to United or Shareholder at the date hereof and was therefore required to be disclosed at the time of signing of this Agreement but was not, and Buyer does not terminate the Agreement and proceeds to Closing, then Buyer will be entitled to be indemnified for all Damages that are attributable to such failure to disclose by United or Shareholder.

     9.11 HSR Act. Buyer and United agree that a filing pursuant to and under the HSR Act is required in connection with the consummation of the transactions contemplated by this Agreement. Each of United and Buyer agree that, promptly following the execution of this Agreement, such party will compile and file, (or will cause its "ultimate parent entity" (as determined for purposes of the HSR
Act) to file) under the HSR Act such information respecting it as the HSR Act requires of an entity to be acquired, in the case of United, and of an acquiring entity, in the case of Buyer. Buyer shall pay the HSR Act filing fee required thereunder.

     9.12 Employee Matters.

          (a) Schedule 9.12(a) sets forth a list of all salaried and hourly employees employed by United and such employees' current compensation. As of the Closing Date, Buyer shall offer employment to all active employees of the Business and all employees of the Business who, as of the Closing Date, are on a permitted leave of absence, at the same salary or wages provided by United as of the Closing Date and with benefits comparable to those provided by United as of the Closing Date. Such employees of United who shall accept such offer of employment by the Buyer shall be referred to herein as a "Transferred Employee." Except as set forth in the next sentence, Buyer shall have no liability for any salary or benefits accrued prior to the Closing Date. With respect to employees hired by Buyer in substantially equivalent positions at substantially equivalent salaries, Buyer agrees to afford to such employees their accrued but unused vacation time and sick time as of the Closing Date and an amount equal to the value of such accrued but unused vacation time and sick time to which such employees will be entitled shall be deducted from the Purchase Price. Nothing contained in this Section 9.12 is intended to confer any benefit or legal right on any employees of United and no such employees shall be considered a third party beneficiary of this Agreement.

          (b) COBRA. United shall be solely responsible for any obligations under the Consolidated Omnibus Budget Reconciliation Act, as amended, and the Tax Reform Act of 1986, with respect to employees of United (whether salary, hourly or otherwise) who are not employed by Buyer in a position and at a base salary substantially equivalent to such employee's present position and base salary.

          (c) Employment-Related Claims. United assumes all liability, costs and expenses (including reasonable attorneys' fees) for all existing employment claims which have been filed by any employee or former employee of United prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, any employment-related tort claim or other claims or charges of or by employees of United or any thereof filed after the Closing Date but arising as a result of actions or events or series of actions or events all or a portion of which occurred prior to the Closing Date. Schedule 9.12(c) sets forth a brief description of all such claims which have been filed as of the date hereof. United will promptly describe to Buyer in writing a brief description of any of such claims which may be filed after the date hereof but on or before the Closing Date.

     9.13 Profit Sharing Plan. Within a reasonable period of time after the Closing Date, Seller shall transfer from the profit sharing plan qualified under
Section 401(a) of the Code that is maintained by Seller (the "Seller's Plan") to a plan qualified under Section 401(a) of the Code that is maintained by Buyer (the "Buyer's Plan"), an amount equal to the aggregate account balances held in the Seller's Plan as of the date of transfer with respect to all Transferred Employees. The transfer of assets contemplated by this Section 9.13 shall be in cash or a combination of cash and in kind property, as may be mutually agreed to by Seller and Buyer. Prior to the date of such transfer, and as preconditions thereto: (i) Seller shall deliver to Buyer a copy of the most recently issued IRS determination letter that the Seller's Plan is qualified under the Code, together with a representation from Seller that from the date of such determination letter through the date of transfer, no act or omission has occurred which would bring into question the validity of such letter; and (ii) Buyer shall deliver to Seller a copy of the most recently issued IRS determination letter that the Buyer's Plan is qualified under the Code, together with a representation from Buyer that from the date of such determination letter through the date of transfer, no act or omission has occurred which would bring into question the validity of such letter. Subsequent to the transfer of assets to the Buyer's 401(k) Plan, neither Seller nor the Seller's Plan shall retain any liability with respect to such Transferred Employees to provide them with benefits in accordance with the terms of the Seller's Plan. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 9.13 and shall cooperate in the filing of all documents required for the transfer of assets and liabilities described herein.

     9.14 Health and Welfare Benefits. As of the Closing Date, Buyer shall assume all rights and obligations of United under United's group health insurance policy with MAMSI and agrees that it will continue such policy for the benefit of Transferred Employees through September 30, 2003. With respect to each other insured benefit plan or arrangement provided to Transferred Employees by United immediately prior to the Closing Date, Buyer agrees that it will either: 1) assume all rights and obligations of United under the insurance policy or policies under which United provides such benefits; or 2) provide the Transferred Employees benefits comparable to the benefits provided by United immediately prior to the Closing Date under employee benefit plans maintained by the Buyer.

     9.15 Past Service Credit. Buyer shall provide each Transferred Employee credit for eligibility and vesting purposes for all service of the Transferred Employee with the United prior to the Closing under any employee benefit plan or arrangement maintained or established by Buyer.

     9.16 Employment Agreements. Buyer agrees that between the date hereof and the Closing date, it will enter into good faith negotiations to enter into an employment contract with each of Darshanna Patel, Chip Garrett, Stephen Holtz and Ron Zabiegalski.

     9.17 Use of the "United Propane, Inc." Names. Each of United and Shareholder agrees not to grant, license or otherwise take any affirmative action to allow any of the names "United," "United Propane" or any derivatives thereof to be used by any individual or entity in the conduct of any business that trades, markets or distributes propane gas (at retail, wholesale or otherwise), gathers, processes, stores, transports, trades, markets or distributes natural gas or liquefied by-products of natural gas or petroleum (at retail, wholesale or otherwise) or sells, services and installs parts, appliances or supplies related thereto.

     9.18 Payment of Liabilities. Buyer agrees that it will pay, honor and otherwise adhere to all of the obligations arising in connection with the Assumed Liabilities.

   ARTICLE 10. CONDITIONS TO BUYER'S OBLIGATION TO CONSUMMATE THE TRANSACTION
   --------------------------------------------------------------------------

     Each and every obligation of Buyer to be performed at or before the Closing hereunder is subject, at the Buyer's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless waive compliance with such condition and proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions, in which event neither United nor Shareholder shall have any obligation or liability to Buyer with respect to such waived condition(s). This section is not intended to limit the Buyer's right to indemnification from United or Shareholder under Section 12 hereof.

     10.1 Compliance with Agreement. United and Shareholder shall, in all material respects, each have performed, all of their respective obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date.

     10.2 Representations and Warranties. The representations and warranties of United and Shareholder contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date.

     10.3 Certificate. United and Shareholder shall have delivered to Buyer a certificate, dated the Closing Date, in the case of United, signed by its duly authorized officers to the effect stated in Sections 10.1 and 10.2 hereof.

     10.4 Corporate Authorization. Buyer shall have received a copy of the resolutions of the directors and Shareholder of United, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by United of this Agreement and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

     10.5 Opinion of Counsel. Buyer shall have been furnished with the opinion of Saul Ewing LLP, counsel to United and Shareholder, dated the Closing Date and addressed to Buyer, substantially in the form set forth in Exhibit E hereto.

     10.6 Good Standing. United shall have delivered to Buyer certificates issued by appropriate governmental authorities evidencing the good standing of United as of a date or dates not more than five (5) days prior to the Closing Date as a corporation of the respective states in which it was organized or qualified to do business.

     10.7 Noncompetition, Lease, Unitholder, Registration Rights and Escrow Agreements.

          (a) United and Shareholder shall have executed and delivered to Buyer a Noncompetition Agreement in the form attached hereto as Exhibit A as required by Section 9.7 hereof.

          (b) Buyer shall have received an executed Lease Agreement from the Real Property Owner of each parcel of Real Property, as required by Section
     9.7 hereof.

          (c) United shall have executed and delivered to MLP a Unitholder Agreement in the form attached hereto as Exhibit G as required by Section
     9.7 hereof.

          (d) United and Shareholder shall have executed and delivered to MLP a Registration Rights Agreement in the form attached hereto as Exhibit J as required by Section 9.7 hereof.

          (e) United and Shareholder shall have executed and delivered to Buyer the Escrow Agreement in the form attached hereto as Exhibit H as required by Section 4.5 hereof.

     10.8 Tax Certificates. United shall use its best efforts to obtain and deliver to Buyer letters or certificates from the appropriate Maryland, Virginia and Delaware state agencies indicating that all sales, gross receipts (as applicable) and use taxes payable by United on or prior to the Closing Date have been paid and that there is no lien for unpaid sales or use taxes on the Assets, except for any sales tax or use or motor vehicle excise taxes with respect to the transfer of any vehicles hereunder, which is Buyer's obligation.

     10.9 Receipt. United and Shareholder shall have duly executed and delivered to Buyer an instrument acknowledging payment of the sums required to be paid on the Closing Date as specified in Section 4.3 above.

     10.10 Instruments of Transfer. United shall have executed and delivered to Buyer such bills of sale, assignments and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to counsel for Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to the Assets.

     10.11 No Litigation. No party hereto shall be a party to or be threatened with any litigation or administrative proceeding that affects or relates, in any material way, to the enforceability of this Agreement or any of the parties' ability to perform its obligations at Closing.

     10.12 Third Party Consents. Buyer shall have received the consents (or in lieu thereof waivers) listed in Schedule 6.4 hereto. All filings with, and approvals by, third parties required to be made or received by Buyer for the consummation of the transactions contemplated hereby shall have been made or obtained.

     10.13 Satisfactory Due Diligence Results. On or before July 31, 2003, Buyer shall have secured such reports and data concerning the condition of the Assets and Real Property, including without limitation any environmental condition disclosed in due diligence reviews or Phase I studies, and its adaptability to Buyer's intended purposes, and of the compliance of the Real Property and Assets with all laws regulations, orders, rules, ordinances and other public or governmental requirements and legal restrictions as are satisfactory to Buyer in its sole discretion.

     10.14 No Adverse Event. The Business and the Assets shall not be adversely affected, or threatened to be adversely affected, in such manner as which would reasonably be expected to result in a Material Adverse Event in any material way as a result of fire, explosion, hurricane, earthquake, disaster, accident or other casualty, shortage of any material supplies, changes in technology, strike or labor disturbance, obsolescence of product or service, any action or threatened action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God or public enemy.

     10.15 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer.

     10.16 Financing. On or before July 31, 2003, Buyer shall have obtained any required consent from its lenders under that Fourth Amended and Restated Credit Agreement dated as of December 12, 2001 by and among Inergy Propane, LLC, as Borrower, Certain Lenders referred to therein and Wachovia Bank, National Association (f/k/a First Union National Bank), as Administrative Agent.

     10.17 Use of Names. United shall have changed its corporate name and adopted a name that does not include the following words or phrases, or any derivatives thereof: "United" or "Propane" or "United Propane."

     10.18 HSR Act. The termination or expiration of the applicable waiting period under the HSR Act shall have occurred.

         ARTICLE 11. CONDITIONS TO SELLER'S AND SHAREHOLDER'S OBLIGATION
         ---------------------------------------------------------------
                         TO CONSUMMATE THE TRANSACTION
                         -----------------------------

     Each and every obligation of United and Shareholder to be performed at or before the Closing hereunder is subject, at such party's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, United and Shareholder may nevertheless waive compliance with such condition and proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions, in which event Buyer shall not have any obligation or liability to United with respect to such waived condition(s). This section is not intended to limit United's or Shareholder's right to indemnification from Buyer under
Section 12 hereof.

     11.1 Compliance With Agreement. Buyer shall have performed all of its obligations and agreements and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by Buyer on or prior to the Closing Date.

     11.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been given on the Closing Date.

     11.3 Certificate. Buyer shall have delivered to United a certificate dated the Closing Date and signed by one of its duly authorized persons to the effect stated in Sections 11.1 and 11.2 hereof.

     11.4 Opinion of Counsel. United shall have been furnished with the opinion of Laura Ozenberger, counsel to Buyer, dated the Closing Date and addressed to United, substantially in the form set forth in Exhibit F hereto.

     11.5 Third Party Consents. Third Party Consents. United shall have received the consents (or in lieu thereof waivers) listed in Schedule 7.3 hereto. All filings with, and approvals by, third parties required to be made or received by United for the consummation of the transactions contemplated hereby shall have been made or obtained.

     11.6 Escrow Agreements. Buyer and the Escrow Agent shall have executed and delivered to United the Escrow Agreement in the form attached hereto as Exhibit H.

     11.7 Lease Agreements. Buyer shall have executed and delivered a Lease Agreement to each Real Property Owner who is either (i) United or Shareholder or
(ii) an Affiliate of United or Shareholder, with respect to the appropriate parcel of Real Property.

     11.8 Election of Shareholder to Board of Directors. At the Closing, Shareholder shall be elected a director of Inergy GP, LLC, the general partner of MLP.

     11.9 No Litigation. No party hereto shall be a party to or be threatened with any litigation or administrative proceeding that affects or relates, in any material way, to the enforceability of this Agreement or any of the parties' ability to perform its obligations at Closing.

     11.10 Authorization. United shall have received a copy of the resolutions of the board of directors of the managing partner of MLP and the board of directors of Buyer, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Buyer or MLP of this Agreement, as the case may be, and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

     11.11 Noncompetition Agreements. Buyer shall have executed and delivered to United and Shareholder a Noncompetition Agreement in the form attached hereto as Exhibit A as required by Section 9.7 hereof.

     11.12 Registration Rights Agreement. MLP shall have executed and delivered to United and Shareholder a Registration Rights Agreement in the form attached hereto as Exhibit J.

     11.13 Unitholder Agreement. MLP shall have executed and delivered to United a Unitholder Agreement in the form attached hereto as Exhibit G.

     11.14 No Adverse Event. The business of MLP shall not be adversely affected, or threatened to be adversely affected in any material way as a result of fire, explosion, hurricane, earthquake, disaster, accident or other casualty, shortage of any material supplies, changes in technology, strike or labor disturbance, obsolescence of product or service, any action or threatened action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God or public enemy.

     11.15 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to United.

     11.16 HSR Act. The termination or expiration of the applicable waiting period under the HSR Act shall have occurred.

                          ARTICLE 12. INDEMNIFICATION
                          ---------------------------

     12.1 United's and Shareholder's Indemnity. Subject to the provisions of this Article 12, United and the Shareholder, from and after the Closing Date, jointly and severally agree to, indemnify and hold Buyer and its members, directors, officers, agents, employees, representatives, successors and assigns, harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

          (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by United or Shareholder in this Agreement or in any other written agreement, certificate (including the certificate delivered by United in accordance with Section 10.3 hereof), schedule or exhibit delivered to Buyer pursuant to this Agreement;

          (b) The Retained Liabilities;

          (c) The operation of the Business or the ownership of the Assets prior to the Closing Date, except the foregoing shall not apply with respect to events occurring after the Closing Date; and

          (d) Any action, suit, proceeding or claim incident to any of the foregoing.

     12.2 Buyer's Indemnity. Buyer, from and after the Closing Date, shall indemnify and hold United and Shareholder harmless from and against any Damages incurred by United and/or Shareholder resulting from or in connection with:

          (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by Buyer in this Agreement or in any other written agreement, certificate (including the certificate delivered by United in accordance with Section 11.3 hereof), schedule or exhibit delivered to United or Shareholder pursuant to this Agreement, including the MLP SEC Documents;

          (b) The Assumed Liabilities;

          (c) The operation by Buyer of what had been the Business or the ownership of the Assets by Buyer after the Closing Date except the foregoing shall not apply with respect to events occurring prior to Closing Date; and

          (d) Any action, suit, proceeding or claim incident to any of the foregoing.

     12.3 Special Hazardous Substances Indemnity. United and Shareholder each hereby covenant and agree to indemnify, protect and hold harmless Buyer and its members, officers, agents, employees, representatives, successors and assigns from and against any and all Damages (including without limitation reimbursement of clean-up costs) directly or indirectly arising from or as a result of (a) claims, actions or causes of action, including, without limitation, those involving toxic torts and those seeking reimbursement of clean-up costs, which arise out of the handling, treatment, storage, disposal or transportation or arranging therefor, by United of any pollutant, contaminant or Hazardous Substance or toxic substance (including, without limitation, any constituent thereof) and which handling, treatment, storage, disposal or transportation or arrangement therefor occurred or began, in whole or in part, on or prior to the Closing Date, even though such claim, action or cause of action may be made or filed after the Closing Date, (b) United, by contract, agreement or otherwise, prior to the Closing, arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment of any Hazardous Substance at any facility owned or operated by another person or entity, (c) United accepting, prior to the Closing, any Hazardous Substance for transport to disposal or treatment facilities or sites selected by United, (d) any Release, to the extent the quantity or concentration exceeds cleanup standards applicable under state or federal law, whichever is more stringent, to non-residential property (commercial, light industrial or industrial as applicable to any property) of Hazardous Substances or oil, gasoline or other petroleum related products upon, about or into the Real Property or respecting any products or materials prior to the Closing located upon, delivered to or in transit to or from the Real Property whether or not such Release occurs as the result of the negligence or misconduct of United or any third party or otherwise, or (e) any violation, actual or alleged, of or any other liability under or in connection with any law, statute, ordinance, rule or regulation of any governmental or quasi-governmental authority, specifically including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, or any other environmental protection, toxic waste, hazardous waste, oil, underground storage tank, health, safety or Hazardous Substance handling, treatment, storage, disposal or transportation, or arranging therefor, laws, statutes, ordinances, rules or regulations respecting any products or materials prior to the Closing located upon, delivered to, transported from or in transit to or from the Real Property whether or not such violation or alleged violation occurs as the result of the negligence of misconduct of United or any third party or otherwise. Furthermore, in the event Buyer is required to clean up any Real Property as a result of contamination occurring prior to the Closing, United and Shareholder hereby agree to conduct such environmental cleanup to the full extent required by any regulatory authorities having jurisdiction over the subject matter thereof.

     12.4 Procedure. All claims for indemnification by a party under this
Article 12 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations which existed or were conducted both prior to and after the Closing Date or if the Indemnified Party would be otherwise adversely affected as a result of any adverse decision of such proceeding, each party shall have the same right to participate at its own expense and at its own risk in the proceeding without either party having the right of control.

          (b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party.

          (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

     12.5 Claims Against Escrow. Buyer may make a claim for payment of Damages to which it is entitled under Section 12.1 or 12.3 hereof by notifying the Escrow Agent pursuant to the Escrow Agreement and requesting release of the appropriate funds to cover such Damages, but the seeking of such claim for payment from the Escrow Agent shall not limit Buyer in any manner in the enforcement of any other remedies available to it under this Article 12.

     12.6 United's Indemnification Limitations.

          (a) United shall not be liable to the Buyer for indemnification claims brought by Buyer pursuant to this Article 12 to the extent that such indemnification exceeds Ten Million Dollars ($10,000,000.00).

          (b) United and/or Shareholder shall not be liable for, Buyer shall not be entitled to, any indemnification for Damages under this Agreement until such Damages shall total Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (the "Threshold Amount"); provided, however, that in the event Damages exceed the Threshold Amount, United's and Shareholder's liability for indemnification for such Damages shall be equal to the Threshold Amount plus the amount of such Damages that exceed the Threshold Amount.

     12.7 Buyer's Indemnification Limitations: Buyer shall not be liable for, and United and Shareholder shall not be entitled to, any indemnification for Damages under this Agreement until such Damages shall total the Threshold Amount; provided, however, that in the event Damages exceed the Threshold Amount, Buyer's liability for indemnification for such Damages shall be equal to the Threshold Amount plus the amount of such Damages that exceed the Threshold Amount.

     12.8 Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

             ARTICLE 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
             ------------------------------------------------------

     All representations and warranties made by the parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions contemplated by this Agreement, and may be fully and completely relied upon by Buyer and by United and Shareholder, as the case may be, notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them up to and including December 31, 2004; provided, however, that with respect to any demand or claim as to which notice has been given within said period, the representations and warranties with respect thereto shall survive until finally resolved by agreement or in the courts; and provided, further, that the foregoing shall not apply to any agreement that is to be entered into at Closing pursuant to the terms hereof, the terms of which shall survive until fully performed in accordance with such agreement; and all representations and warranties made by the parties in this Agreement or pursuant hereto in any certificate, instrument or document shall not be deemed merged into any instruments or agreements delivered at Closing.

                              ARTICLE 14. EXPENSES
                              --------------------

     Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

                            ARTICLE 15. TERMINATION
                            -----------------------

     15.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) By agreement of all of the parties hereto;

          (b) By either Buyer or United if the Closing has not taken place on or before October 31, 2003 (the "Cut-Off Date"); provided that the right to terminate this Agreement under this Section 15.1(b) hereof shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur within such period;

          (c) By Buyer pursuant to Section 9.10 hereof;

          (d) By Buyer or United, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled on or prior to the Closing and shall not have been waived in writing by such party, or (ii) if a default shall be made by the other party in observance or in the due and timely performance of any of the material covenants or agreements herein contained that cannot be cured on or prior to the Closing and shall not have been waived in writing by such party; or (iii) if there exists an inaccuracy, failure or breach of, in any material respect, a warranty or representation set forth herein or in any other agreement or instrument executed pursuant hereto which has not been waived in writing by the party for whose benefit such warranty or representation was made or given;

          (e) By Buyer in the event that, prior to July 31, 2003, Buyer's due diligence review under Section 10.13 is not satisfactory to Buyer in any respect, then Buyer may terminate this Agreement by notice to United given prior to July 31, 2003 and if no such notice is given to United by said date, then Buyer's right to terminate this Agreement under this Section 15.1(e) shall terminate;

          (f) By Buyer in the event that, prior to July 31, 2003, Buyer is unable to obtain the required consent from its lenders under Section 10.16, then Buyer may terminate this Agreement by notice to United given prior to July 31, 2003 and if no such notice is given to United by said date, then Buyer's right to terminate this Agreement under this Section 15.1(f) shall terminate

          (g) Notwithstanding the foregoing, any right of Buyer to terminate this Agreement under sections 10.13 and 10.16 shall expire if such right is not exercised on or before July 31, 2003; and

          (h) At the option of Buyer or United, if any action or proceeding shall have been instituted and remain pending before a court or other governmental body by any federal, state or local government or agency thereof to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or if any federal, state or local government or agency thereof shall have threatened to institute any proceeding before a court or other governmental body to restrain the consummation of such transactions or to force divestiture, provided that neither party shall have the option to terminate this Agreement as provided herein after any such action or notice by any federal, state or local government or governmental agency or other person shall be withdrawn or settled.

     15.2 No Liability. Except in the event of a termination of this Agreement pursuant to Section 15.1(d) hereof, there shall be no liability on the parties hereto or any of their respective members, managers, officers, directors, shareholders or Affiliates as a result thereof under this Agreement. A termination under Section 15.1(d) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any matter giving rise to a termination of the Agreement under
Section 15.1(d) hereof. Buyer shall have the right to specific performance if the Agreement is not otherwise terminated in accordance with the terms hereof.

     15.3 Notice. Buyer may exercise its right of termination of this Agreement only by delivering written notice to that effect to United, provided that such notice is received by United prior to the Closing. United may exercise its right of termination of this Agreement only by delivering written notice to that effect to Buyer, provided that such notice is received by Buyer prior to the Closing.

                           ARTICLE 16. MISCELLANEOUS
                           -------------------------

     16.1 Notices. All notices, requests, demands and other communications hereunder shall be given (a) by personal delivery (with written confirmation by the person making such delivery), (b) by certified or registered mail with postage prepaid, (c) by fax (with confirmation confirmed) or (d) by nationally-recognized overnight courier as follows:

        If to United and Shareholder:
        -----------------------------

        Name:                                   With Copy To:
        -----                                   -------------
        Robert A. Pascal                        Saul Ewing LLP
        28 Floral Avenue                        100 South Charles Street
        Key West Florida  33040                 Baltimore 21201,  MD
                                                Attn:  Harry D. Shapiro
                                                Facsimile:  (410) 332-8862

        If to Buyer:
        ------------

        Name:                                   With Copy To:
        -----                                   -------------
        Inergy Propane, LLC                     Stinson Morrison Hecker LLP
        Two Brush Creek Blvd., Suite 200        1201 Walnut, Suite 2800
        Kansas City, Missouri 64112             Kansas City, Missouri 64106
        Attn:  John J. Sherman                  Attn:  Paul E. McLaughlin
        Facsimile:  (816) 471-3854              Facsimile: (816) 691-3495

or to such other addresses as either party may provide to the other in writing in accordance with this Section 16.1. Such notice, request, demand or other communication is received: (i) when delivered, if delivered by personal delivery; (ii) on the date received as conclusively evidenced by a signed receipt, if sent by certified or registered mail with postage prepaid, (iii) on the date of the confirmation of successful fax transmission, if so transmitted, and (iv) on the date received as conclusively evidenced by a written delivery confirmation of a nationally recognized courier, if sent in such manner.

     16.2 Parties in Interest and Assignment.

          (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.

          (b) Except as provided in Section 16.2(c) hereof, neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by all of the parties hereto.

          (c) Notwithstanding the above, Buyer may transfer and assign all or any portion of its rights under this Agreement in connection with any merger, consolidation or conversion of Buyer or any sale of all or substantially all of the assets of Buyer.

     16.3 Modification. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

     16.4 Waiver. Each party hereto may, by written notice to the other party hereto: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including without limitation any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     16.5 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto and there are no agreements, representations or warranties between the parties other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

     16.6 Execution in Multiple Originals. This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     16.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     16.9 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

     16.10 Gender. Masculine pronouns used in this Agreement shall be construed to include feminine and neuter pronouns, and words in the singular shall include the plural, unless the context otherwise requires.

     16.11 Exhibits and Schedules. All of the Exhibits and Schedules attached hereto are incorporated herein and made a part of this Agreement by this reference thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first above written.

                                      United Propane, Incorporated


/s/ Robert A. Pascal                  By: /s/ Robert A. Pascal
-------------------------------           -------------------------------------
Robert A. Pascal                          Robert A. Pascal, Chairman


INERGY,L.P.                           INERGY PROPANE, LLC


By:/s/ John J. Sherman                By: /s/ John J. Sherman
   ----------------------------           -------------------------------------
   Name:  John. J. Sherman                Name:   John J. Sherman
   Title: President                       Title:  President


Inergy Holdings, LLC, a Delaware limited liability company and the sole member of Inergy GP, LLC hereby joins in the above Agreement solely to confirm its agreement that, at the Closing, it will elect Shareholder to the Board of Directors of the Inergy GP LLC, the general partner of MLP.


Dated:  June 30, 2003                 By: /s/ John J. Sherman
                                          -------------------------------------
                                          John J. Sherman, President